Execution Version

ADARA ENTERPRISES CORP.

(f/k/a Imation Enterprises Corp.)

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this "***Agreement***") is entered into as of July 21, 2020, by and among ESW HOLDINGS, INC. ("***Lender***"), ADARA ENTERPRISES CORP. (f/k/a Imation Enterprises Corp.), a Delaware corporation ("***Borrower***"), and GLASSBRIDGE ENTERPRISES, INC., a Delaware corporation ("***Parent Guarantor***")].

RECITALS

Borrower wishes to obtain credit from time to time from Lender, and Lender desires to extend credit to Borrower. This Agreement sets forth the terms on which Lender will advance credit to Borrower, and Borrower will repay the amounts owing to Lender.

Among other things, Lender has considered and would otherwise require equity warrants (for the right to purchase common stock or other Equity Interests in Borrower at a certain price) as one of the key terms of this credit financing transaction, and has decided to waive and forego any such requirement of equity warrants in consideration of Borrower's agreement to pay the full Agreed Interest Amount as part of the full Exit Fee (without duplication), along with other terms and provisions of this Agreement and the other Loan Documents.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to such term in the Code.

1.2 Accounting Terms. Except to the extent otherwise specified herein, any accounting term shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term "financial statements" shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Advances.

(a) Promise to Pay. Borrower promises to pay to Lender, in lawful money of the United States, the aggregate unpaid principal amount of all Advances made by Lender to Borrower, together with interest on the unpaid principal amount of such Advances at rates in accordance with the terms hereof.

(b) The Advance(s).

(i) Subject to and upon the terms and conditions of this Agreement, Lender agrees to make a single Advance to Borrower, to be made on or within two (2) Business Days after the Closing Date, in a principal amount equal to $11,000,000. The Advance (or any portion thereof), once repaid or prepaid, may not be reborrowed.

(ii) When Borrower desires to obtain the Advance on a proposed date for the Closing Date, Borrower shall notify Lender (which notice shall be irrevocable) by facsimile transmission or electronic mail to be received no later than 3:00 p.m. Central time, three (3) Business Days before the day on which the Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer. Lender shall be entitled to rely on any facsimile, electronic mail or telephonic notice given by a person who Lender reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Lender harmless for any damages or loss suffered by Lender as a result of such reliance.

2.2 Payments, and Calculations.

(a) Interest Due.

(i) Borrower shall pay interest on the principal amount of the Advances, from the date of this Agreement until such principal amount shall be paid in full, in an amount equal to the Agreed Interest Amount. All interest shall be due and payable in accordance with Section 2.2(b). The principal amount of the Advances and all other Obligations shall be immediately due and payable on the Maturity Date.

(ii) Notwithstanding the foregoing, during the continuance of any Event of Default, Borrower shall pay interest on the outstanding Obligations at a rate per annum equal at all times to the Default Interest Rate and such interest shall be due and payable on demand (and in any event in arrears on the date the Obligations shall be paid in full).

(b) Payment of Accrued Interest. All accrued and unpaid interest hereunder shall be due and payable in full on the Maturity Date by way of payment of the Agreed Interest Amount, together with any and all interest accrued at the Default Interest Rate. Lender shall, at its option, charge such interest and all Lender Expenses and any Protective Advances against the Line, in which case those amounts shall thereafter accrue interest at the Default Interest Rate. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the Default Interest Rate.

(c) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(d) [reserved].

(e) Voluntary Prepayments. Borrower shall have the option to prepay all or part of the Advance(s) without penalty, so long as and provided that (i) the Borrower provides written notice to Lender of its election to prepay such Advance at least three (3) Business Days prior to making such prepayment, and (ii) any prepayment in whole of the Advances hereunder, shall be made together with payment in full of the Exit Fee, and any and all other amounts due under this Agreement with respect to the Obligations. Any prepayments shall be applied in the following order: first to any payment of Lender Expenses and Protective Advances that may be due; second, to payment of the Exit Fee; third, to the payment of any other interest amounts that may be due hereunder; and fourth, to the payment of principal amounts due hereunder.

(f) Payments Generally. Except to the extent otherwise provided herein, all payments of principal, interest, Lender Expenses and other Obligations and other amounts to be made by Borrower under this Agreement and the other Loan Documents, and, except to the extent otherwise provided therein, all payments to be made by Borrower under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Lender, not later than 12:00 noon Central time on the date on which such payment shall become due.

2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Lender shall credit a wire transfer of funds, check or other item of payment to such Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Lender shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Lender may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Lender after 12:00 noon Central time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day. Whenever any payment to Lender under the Loan

Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Fees and Lender Expenses. Borrower agrees to and shall pay to Lender the following:

(a) Facility Fee. On the Closing Date, a nonrefundable fee equal to $165,000.

(b) Lender Expenses. (i) On the Closing Date, all Lender Expenses incurred through the Closing Date, and (ii) thereafter, all Lender Expenses, as and when they become due and/or upon demand by Lender to Borrower.

(c) Exit Fee. The Exit Fee, due immediately upon the earliest to occur of (i) the Maturity Date, (ii) repayment in full of the Advances, whether at maturity or otherwise, (iii) termination of this Agreement, and (iv) any acceleration of the Obligations pursuant to Section 9.1(a). For the avoidance of doubt, the Exit Fee shall be fully earned on the Closing Date.

(d) Generally. All fees set forth in this Section 2.4 shall be fully earned and irrevocable when paid and shall not be refundable for any reason whatsoever.

2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Advances or other credit extensions under this Agreement. Notwithstanding the foregoing, Lender shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence of an Event of Default.

2.6 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or the credit extended by or participated in by, Lender;

(ii) subject Lender to any Taxes on the Advances, loan principal, commitments, or other obligations, or its deposits, reserves, other liability or capital attributable thereto; or

(iii) impose on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Advances;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by Lender hereunder (whether for principal, interest or any other amount), then upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or its lending office or its holding company (if any) regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender's capital or on the capital of its holding company, if any, as a consequence of this Agreement or the Advances made by or the commitment of Lender to a level below that which such party could have achieved but for such Change in Law (taking into consideration such party's policies and the policies of such party's holding company with respect to capital

adequacy or liquidity), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or its holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth in reasonable detail the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in clauses (a) and (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay to Lender the amount shown as due on any such certificate within ten (10) calendar days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to provide any notice or to demand compensation pursuant to this Section 2.6 shall not constitute a waiver of Lender's right to demand such compensation. The protection of this Section 2.6 shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

2.7 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any Taxes are required by the IRC to be withheld or deducted, Borrower shall pay such additional amounts as necessary to result in Lender receiving the same amounts of money as it would have if no such Taxes had been required to be withheld or deducted; provided, however, that Borrower shall not be required to pay such additional amounts on account of Taxes imposed on or measured by Lender's overall net income that are imposed by a jurisdiction where Lender is a tax resident, unless such Taxes would not have been imposed on Lender but for the mere receipt of payment by Lender from Borrower.

(b) Lender is authorized to withhold Taxes from any payment or transfer made hereunder and remit such Taxes to the relevant taxing authorities to the extent required by law, and shall not pay any additional amounts in respect of any withheld amounts.

3. CONDITIONS OF CLOSING AND FUNDING.

3.1 Conditions Precedent to Initial Advance. The obligation of Lender to make the initial Advance hereunder is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) this Agreement and the other Loan Documents required by Lender;

(b) an officer's certificate of each of Borrower and each Guarantor, as of the Closing Date, with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents, to the extent that Borrower and/or each Guarantor is a party thereto, and attaching a good standing certificate and the Governing Documents of the Borrower and each Guarantor, as amended, modified or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of the Borrower or Guarantor, and (ii) with respect to the Governing Documents that are charter documents (or equivalent), certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;

(c) [reserved];

(d) a Control Agreement with respect to each deposit account and securities account maintained by Borrower;

(e) [reserved];

(f) each Guaranty, including (i) a Guaranty executed and delivered by the Parent Guarantor and (ii) a Guaranty executed and delivered by each Subsidiary Guarantor, if any, existing on the Closing Date;

(g) the Parent Guarantor's Pledge Agreement, together with original stock certificates (or other certificates or instruments) representing all or 100% of the issued and outstanding stock or other Equity Interests in the Borrower and the applicable 30% of all issued and outstanding stock or other Equity Interests in Sport-BLX, Inc., in each case accompanied by undated stock powers executed in blank;

(h) the Preferred Equity Documentation, and the issuance of new Preferred Equity thereunder shall be consummated in accordance with the Preferred Equity Documentation;

(i) an opinion letter (in form and substance satisfactory to Lender, in its sole discretion) from a qualified accounting firm, attesting to the most recent date on which a Section 382 change of ownership more-likely-than-not occurred;

(j) the legal opinion of counsel to Borrower and each Guarantor with respect to corporate/LLC existence, power and authority, authorization, due execution and delivery, and no conflict with organizational documents, in form and substance satisfactory to Lender and its counsel;

(k) a financing statement (Form UCC-1) naming Parent Guarantor, Borrower and each Subsidiary Guarantor (if any) as a debtor;

(l) evidence that the insurance policies required by Section 6.5 are in full force and effect, together with appropriate evidence showing lender's loss payable and additional insured clauses or endorsements in favor of Lender;

(m) payment of the fees and Lender Expenses then due;

(n) current (1) SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral, and (2) customary searches with respect to tax liens, bankruptcy filings, judgments and litigation matters, the results of which are satisfactory to Lender and its counsel;

(o) current financial statements, including company prepared consolidated and consolidating balance sheets and income statements (including a statement of cash flows) for the quarter ended March 31, 2020, and including such company- or management-prepared financial statements for the Borrower's fiscal years ending December 31, 2018 and December 31, 2019, and such other updated financial information as Lender may reasonably request;

(p) a Perfection Certificate, in form and substance satisfactory to Lender and its counsel;

(q) current Compliance Certificate in accordance with Section 6.2;

(r) evidence that, effective on the Closing Date, Borrower is no longer liable for or obligated on or with respect to all Indebtedness under the Existing Credit Facility (including a payoff letter, or other applicable documentation, for such Indebtedness that is acceptable to Lender in its sole discretion), together with (A) a termination and release agreement with respect to the Existing Credit Facility, any intellectual property security agreements filed in connection therewith, and all other related documents, duly executed by Existing Lender and Borrower and (B) UCC-3 termination statements for all UCC-1 financing statements filed by Existing Lender and covering any portion of the Collateral; and

(s) such other documents or certificates, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Advances. The obligation of Lender to make each Advance, including the initial Advance, is further subject to the following conditions:

(a) timely receipt by Lender of the borrowing notice as provided in Section 2.1;

(b) no event(s) or circumstance(s) shall have occurred that could reasonably be expected to have or result in a Material Adverse Effect;

(c) the representations and warranties contained in Article 5 shall be true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty shall be true and correct in all respects) on and as of the date of such borrowing notice and on the effective date of each Advance as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date); and

(d) no Default shall have occurred and be continuing, or would exist after giving effect to such Advance.

The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower and each Subsidiary Guarantor hereby grants and pledges to Lender a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations, to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents, and to secure prompt repayment and performance by each Subsidiary Guarantor of any and all of the Obligations and its covenants and duties under the Guaranty. Except for any applicable Permitted Lien, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Except for any Permitted Lien, Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, license, lease, grant a Lien in or upon or encumber any of its Intellectual Property. Notwithstanding any termination of this Agreement, Lender's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Borrower and each Subsidiary Guarantor authorizes Lender to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower and its Subsidiaries or Guarantor of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower, Guarantor or any Subsidiary is an organization, the type of organization and any organizational identification number issued to Borrower or Guarantor, if applicable. Any such financing statements may be filed by Lender at any time in any jurisdiction whether or not Article 9 of the Code is then in effect in that jurisdiction. Borrower, Guarantor and each Subsidiary shall from time to time endorse and deliver to Lender, at the request of Lender, all Negotiable Collateral and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfection of Lender's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower and each Subsidiary Guarantor, as applicable, shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Lender chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower, each Subsidiary Guarantor and each other Subsidiary shall take such steps as Lender reasonably requests for Lender to (i) obtain an acknowledgment, in form and substance satisfactory to Lender, of the bailee that the bailee holds such Collateral for the benefit of Lender, and (ii) obtain "control" of any Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items and the term "control" are defined in Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a Control Agreement in form and substance satisfactory to Lender. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Lender indicating that Lender has a security interest in the chattel paper.

4.3 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's and/or Guarantor's usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower's and each Subsidiary Guarantor's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's and each Guarantor's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is (a) an entity duly existing under the laws of the jurisdiction in which it is organized and (b) licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so licensed or qualified to do business, except, solely in the case of clause (b), where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower and each Subsidiary Guarantor has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Lender.

5.4 Intellectual Property. Borrower is the sole owner of the Intellectual Property owned by it, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Except as set forth on the Schedule, Borrower owns and has the right to use all Intellectual Property and related rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto. Except as set forth in the Schedule, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened in writing. No patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each of the Copyrights, Trademarks and Patents, if any, is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower or the Parent Guarantor that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Other than this Agreement, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a Lien in the Intellectual Property.

5.5 Name; Location of Chief Executive Office; Location of Inventory and Equipment. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Article 10 hereof. Except as disclosed in the Schedule or as permitted pursuant to Section 7.11, all Collateral of Borrower is located at the address indicated in Article 10 hereof.

5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Lender fairly present in all material respects Borrower's consolidated and consolidating financial condition as of the date thereof and Borrower's consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender.

5.8 Solvency, Payment of Debts. Borrower and each Guarantor is able to pay its debts (including trade debts) as they mature; the fair saleable value of each of Borrower's and each Guarantor's assets, respectively, (including goodwill minus disposition costs), exceeds the fair value of its liabilities; and neither Borrower nor any Guarantor is left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations; Taxes. Except as set forth on the Schedule, Borrower and each Controlled Group Member has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's or any Controlled Group Member's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has complied in all material respects with all Environmental Laws. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all Tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all Taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such Taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Investments. Borrower and its Subsidiaries do not own any Equity Interests of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, except where the failure to do so would not reasonably be expected to have or result in a Material Adverse Effect.

5.12 Restricted Agreements. Except as disclosed on the Schedule, or as timely disclosed in writing to Lender pursuant to Section 6.7, Borrower is not a party to, nor is bound by, any Restricted Agreement.

5.13 Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) Borrower, any Subsidiary, any of their respective directors or officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

5.14 Full Disclosure. No representation, warranty or other statement made by or on behalf of Borrower in any certificate or written statement furnished to Lender taken together with all such certificates and written statements furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon

reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.15 No Change in Ownership. With respect to the Borrower, no Change in Ownership has occurred in the period from January 1, 2016 through the Closing Date.

5.16 Net Operating Losses. As of the Closing Date, the amount of the Borrower's Federal Net Operating Losses is not less than $437,000,000.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Lender may have any commitment to make any Advance hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its, and each of its Subsidiaries', organizational existence and good standing in the Borrower State or other jurisdiction in which it is organized, shall maintain its and each of its Subsidiaries' qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Lender the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Controlled Group Member to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender:

(a) The following financial statements:

(i) As soon as available, but in any event within 30 days after the end of each calendar quarter, a company prepared consolidated and consolidating balance sheet and income statement (including a statement of cash flows) covering Borrower's and each Subsidiaries' operations during such period, together with a comparison of such balance sheet and income statement with the balance sheet and income statement for the prior calendar quarter, prepared in accordance with GAAP, certified by a Responsible Officer and in a form reasonably acceptable to Lender;

(ii) As soon as available, but in any event within 120 days after the end of each of Borrower's fiscal years, commencing with the fiscal year ending December 31, 2020, audited consolidated and consolidating financial statements (including a consolidated and consolidating balance sheet and income statement, including statement of cash flows) of Borrower and its Subsidiaries prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Lender on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender. Notwithstanding the foregoing, Lender may waive the requirement for audited financial statements upon Borrower's written confirmation of unanimous approval by the Board of Directors that it will not be obtaining audited financial statements for such year. In such case, Borrower shall deliver company prepared consolidated and

consolidating financial statements prepared in accordance with GAAP within 60 days after the end of such fiscal year;

(iii) If applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(iv) Promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $100,000 or more;

(v) Promptly upon receipt, each management letter (if any) prepared by Borrower's independent certified public accounting firm regarding Borrower's management control systems;

(vi) To the extent prepared, as soon as available following the end of each fiscal year of Borrower, Borrower's financial and business projections and budget for the then current or immediately following year, as applicable, with evidence of approval thereof by the Board of Directors, if applicable; and

(vii) Such other budgets, sales projections, operating plans or other financial information as Lender may reasonably request from time to time.

(b) Within 30 days after the last day of each calendar quarter, along with the quarterly financial statements, a Compliance Certificate certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c) On the first Business Day occurring on or after the 10th day of each month, a report of its Liquidity, and certifying its (i) compliance with Section 7.13(a) for each day during the previous month and (ii) projected compliance with Section 7.13(a) for each day through the Stated Maturity Date; provided, however, that if an Event of Default has occurred and is continuing, Borrower shall deliver the report described in this Section 6.2(d) on the first Business Day of each week.

(d) Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(e) Promptly after becoming aware of the occurrence or existence of any default or event of default (or similar event) under any Subordinated Debt or the instruments or documents relating thereto, a written statement of a Responsible Officer setting forth the details of such default or event of default (including copies of any related notices or other correspondence from the holders of such Subordinated Debt), and the action which Borrower has taken or proposes to take with respect thereto.

(f) Prior to the effectiveness thereof, notice of the termination of any key employee or member of Borrower's senior management team.

(g) Lender shall have a right from time to time hereafter to audit Borrower's and each Subsidiary Guarantor's Accounts and appraise any or all of the Collateral, in each case at Borrower's expense (not to exceed expenses of $25,000 per audit), provided that such audits will be conducted not more often than every six (6) months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Lender on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Lender shall be entitled to rely on the information contained in the electronic files, provided that Lender in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Lender by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business

Days of submission of the unsigned electronic copy the certification of quarterly financial statements, the intellectual property report, and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Lender of all returns and recoveries and of all disputes and claims involving more than \$100,000.

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local Taxes required of it by law, including, but not limited to, those laws concerning income Taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender, on demand, proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep any physical or tangible Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain liability, directors' and officers', and other insurance coverages in amounts and of a type that are customary to businesses similar to Borrower's.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender. All policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional lender's loss payee, and all liability insurance policies shall show Lender as an additional insured and specify that the insurer must give at least thirty (30) days' notice to Lender before canceling its policy for any reason. Upon Lender's request, Borrower shall deliver to Lender certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower's option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Lender has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Lender's option, be payable to Lender to be applied on account of the Obligations.

6.6 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower or any Subsidiary, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall give Lender prompt written notice (within 20 days thereafter) of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall give Lender prompt written notice (within 20 days thereafter) of the filing of any applications or registrations with the United States Copyright Office, including the title of such

intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(d) Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Lender in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the prior written consent of Lender, which shall not be unreasonably withheld.

(e) Borrower shall be the sole owner and shall maintain its sole ownership of the Intellectual Property (and for avoidance of doubt, Borrower shall not Transfer ownership of any of the Intellectual Property to any Subsidiary or any other Person), subject only to non-exclusive licenses granted by Borrower to its customers in the ordinary course of business.

6.7 Restricted Agreement Consents. Prior to the Borrower entering into or becoming bound by any license or agreement (including, without limitation, any agreement that, when entered into, would constitute a Restricted Agreement), Borrower shall (a) provide written notice to Lender of the material terms of such license or agreement with a description of its likely impact on Borrower's and its Subsidiary's business or financial condition and (b) obtain Lender's written consent to such license or agreement.

6.8 Use of Proceeds. Borrower will use the proceeds of the Advances (a) to finance a transaction with the Existing Lender in which the Parent Guarantor, the Borrower and its Subsidiaries are and shall be fully released from all obligations and liabilities under and with respect to the Existing Credit Facility, in form and substance satisfactory to Lender in its sole discretion, (b) to finance the repurchase of all outstanding shares of Borrower's stock held by Orix or any affiliates of Orix, (c) to pay costs and expenses in connection with this Agreement and (d) for general working capital purposes, in each case, in accordance with applicable law.

6.9 Lender Conference Calls. At Lender's request, Borrower will cause its senior management and software engineers to host a conference call at a mutually convenient time on or around the date that quarterly reports are required to be delivered pursuant to Section 6.2(a), with Lender (through any of its officers, employees, or agents) to discuss such matters as Lender may reasonably request pertaining to the operations and financial performance of Borrower.

6.10 Pledge Agreements; Guaranty and Security Documents. Promptly, and in any event within five (5) Business Days after the formation of any Subsidiary (including any new Subsidiary formed as a result of a division of any LLC, whether or not such division is permitted by this Agreement), Borrower will (i) deliver a Pledge Agreement, together with the original stock certificates (or other applicable certificates) representing 100% of the Equity Interests of such Subsidiary to be pledged and included in the Collateral, accompanied by undated stock powers executed in blank and/or (ii) cause each new Subsidiary to become an additional Borrower hereunder or a guarantor of all Obligations and, in each case, to create and grant a security interest in and upon all of its assets to secure the Obligations, in each case pursuant to documentation satisfactory to Lender. In addition, Parent Guarantor will ensure that the Pledge Agreement it is required to execute and deliver to Lender on the Closing Date will, at all times, continue to provide a valid and perfected security interest in and Lien upon (i) 100% of all issued and outstanding stock or other Equity Interests in the Borrower and (ii) 30% of the issued and outstanding stock or other Equity Interests that Parent Guarantor owns from time to time in Sport-BLX, Inc., in each case as further provided in such Pledge Agreement.

6.11 Further Assurances. At any time and from time to time Borrower and each Guarantor shall execute and deliver such further instruments and take such further action, and cause each of the Subsidiaries to execute and deliver such further instruments and take such further action, as may reasonably be requested by Lender from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority security interests or other applicable Liens (subject to Permitted Liens) any of the Collateral or any other property of Borrower and the Subsidiaries, and stock or other Equity Interests pledged by Parent Guarantor, as applicable, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be

created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, Borrower and each Guarantor (A) authorizes Lender to execute any such agreements, instruments or other documents in Borrower's, Guarantor's and/or any Subsidiary's name and to file such agreements, instruments or other documents in any appropriate filing office and (B) authorizes Lender to file any financing statement (or other public filing) required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower, Guarantor or such Subsidiary.

6.12 Sources of Repayment. No later than 21 days prior to the Stated Maturity Date, Borrower must demonstrate to the Lender's reasonable satisfaction that Borrower has and will have (i) sufficient cash on hand or (ii) a binding commitment from one or more sources of financing (in each case in form and substance reasonably satisfactory to Lender), where the cash or new financing, as applicable, will be available on the Stated Maturity Date and in an amount sufficient to repay all of the Obligations in full on the Stated Maturity Date.

6.13 Post-Closing Matters / Post-Closing Schedule. Borrower agrees to complete, or cause all of the items, matters and documents set forth in the Post-Closing Schedule to be completed, executed and delivered (as applicable) not later than the dates and times set forth in the Post-Closing Schedule.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Lender may have any commitment to make any Advances, Borrower shall not do any of the following, nor permit any of its Subsidiaries to do any of the following, as applicable:

7.1 Dispositions; Divisions of LLC's. Divide any Subsidiaries that are LLC's into two or more LLC's, or convey, sell, lease, license, transfer or otherwise dispose of (all of the foregoing, collectively, to "***Transfer***"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property to or for any other Person, or move cash balances on deposit or other assets held in an account subject to a Control Agreement in favor of Lender to any other account (or to or for any other Person), in each case other than Permitted Transfers. For the avoidance of doubt, Borrower shall not Transfer any of the Intellectual Property, or any of its other property or assets, to any Subsidiary.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Ownership. (i) Change its name, the Borrower State (under which laws Borrower is organized), type of organization, or corporate or other company structure, in each case without first obtaining the prior written consent of Lender, not to be unreasonably withheld; (ii) relocate its chief executive office without providing at least five (5) days' prior written notification to Lender; (iii) replace its chief executive officer or chief financial officer without giving written notification to Lender within five (5) days after such replacement; (iv) engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; (v) change its fiscal year end; or (vi) have or permit to occur a Change in Ownership.

7.3 Mergers or Acquisitions; Issuance of New Equity; Modification of Organizational Documents.

(a) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into Borrower, provided that Borrower is the surviving entity), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person, or enter into any agreement to do any of the same.

(b) Permit the charter, certificate of incorporation, bylaws, operating agreement, partnership agreement, or other organizational documents of Borrower or any Subsidiary to be amended or modified in any way that could reasonably be expected to adversely affect the interests of Lender.

(c) Issue any new Equity Interests in any form or of any type, without the prior written consent of Lender in its sole discretion.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness; or except as permitted under Section 7.10, prepay any Indebtedness or take any actions which impose on Borrower any obligation to prepay any Indebtedness, other than Indebtedness to Lender.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower's property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests, except that (a) Borrower may (i) repurchase the Equity Interests of former employees, directors or consultants of Borrower pursuant to the terms of applicable equity repurchase agreements but only to the extent expressly permitted by the definition of Permitted Investments and Section 7.7, (ii) make a distribution of part or all of the proceeds of Advances hereunder to Parent Guarantor as provided in Section 6.8, and (iii) make a distribution of Equity Interests in Sport-BLX, Inc, to Adara Asset Management, LLC, on the Closing Date (as disclosed to Lender in writing prior to the Closing Date), to the extent necessary to consummate the transaction involving the Existing Lender as provided in clause (a) of Section 6.8; (b) any Subsidiary may pay dividends or otherwise make any other distribution or payment on account of Equity Interests to Borrower; and (c) Borrower may make a distribution consisting solely of Equity Interests in certain Subsidiaries on the Closing Date (as disclosed in writing to Lender prior to the Closing Date), all in form and substance satisfactory to Lender in all respects.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with any Person other than Lender or Lender's Affiliates, or permit any of its Subsidiaries to do so, unless such Person has entered into a Control Agreement with Lender as required under Section 7.8, in form and substance satisfactory to Lender, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not (and shall not permit any Subsidiary to) enter into any license or agreement with any Sanctioned Person.

7.8 Accounts. Maintain cash, cash equivalents, marketable securities or other amounts in any deposit account, securities account or commodities account, unless Lender shall have received a Control Agreement in respect of each such account, other than (a) any deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's employees and identified to Lender as such, and so long as monies in or allocated for such deposit accounts are not commingled with funds in any other deposit account or other types of accounts, and (b) other fiduciary accounts or withholding tax accounts.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

7.10 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Lender's rights contained in any documentation relating to the Subordinated Debt without Lender's prior written consent.

7.11 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Lender's security interest and Lender (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Lender's

benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Lender may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Article 10, the current Schedule, and such other locations of which Borrower gives Lender prior written notice.

7.12 No Investment Company; Margin Regulation. Become or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose.

7.13 Financial Covenant(s).

Until such time as Borrower sends a Notice of Election as provided in Section 9.2(b), permit (i) its projected Liquidity as of any date, as set forth in any forecast delivered pursuant to Section 6.2(d), to be less than \$500,000, or (ii) its actual Liquidity, at any time, to be less than \$500,000.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an "***Event of Default***" by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due or, solely with respect to Obligations constituting Lender Expenses, within three (3) Business Days following delivery of an invoice therefor;

8.2 Covenant Default.

(a) If Borrower fails to perform or observe any obligation under Article 6 or fails to perform or observe any of the covenants contained in Article 7; or

(b) If Borrower or any Subsidiary Guarantor fails or neglects to perform or observe any other term, provision, condition, covenant contained in this Agreement (other than those specified in Section 8.1 or Section 8.2(a)), in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender and as to any Default under such other term, provision, condition or covenant that can be cured, has failed to cure such Default within five (5) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if any such Default cannot by its nature be cured within the five (5) day period or cannot after diligent attempts by Borrower be cured within such five (5) day period, but such Default is capable of being cured within a reasonable period of time, then Borrower shall have an additional reasonable period (which shall not in any case exceed fifteen (15) days) to attempt to cure such Default, so long as Borrower makes commercially reasonable best efforts to and continues to diligently attempt to, cure such Default and provides Lender with materials evidencing that such Default is likely to be cured, and within such reasonable time period no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have or result in a Material Adverse Effect;

8.4 Attachment. If any material portion of Borrower's and/or any of its Subsidiaries' assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if Borrower and/or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's and/or any of its Subsidiaries' assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's and/or any of its Subsidiaries' assets by the United States, or any department, agency,

or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after Borrower and/or any of its Subsidiaries receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower and/or any of its Subsidiaries (provided that no Advances will be made during such cure period);

8.5 Insolvency. If (a) Parent Guarantor, Borrower or any Subsidiary becomes insolvent, (b) an Insolvency Proceeding is commenced by Parent Guarantor Borrower or any Subsidiary, (c) if an Insolvency Proceeding is commenced against Parent Guarantor, Borrower or any Subsidiary and is not dismissed or stayed within thirty (30) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding), (d) Parent Guarantor, Borrower or any Subsidiary makes any assignment for the benefit of creditors, or (e) a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Parent Guarantor, Borrower or any Subsidiary;

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower and/or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to enforce its remedies including any right to accelerate the maturity of any Indebtedness in an aggregate amount of $100,000 or greater;

8.7 Subordinated Debt. If Borrower or any Subsidiary makes any payment on account of Subordinated Debt, except to the extent the payment is expressly permitted under any subordination agreement entered into with Lender;

8.8 Judgments; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring the Borrower and/or its Subsidiaries to pay an aggregate amount of $100,000 or greater shall be rendered against Borrower and/or any of its Subsidiaries and the same shall not have been vacated or stayed within ten (10) days thereafter (provided that no Advances will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by Borrower and/or any Subsidiary for the payment by Borrower and/or any Subsidiary of an aggregate amount of $100,000 or greater;

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lender by any Responsible Officer pursuant to this Agreement or to induce Lender to enter into this Agreement or any other Loan Document; or

8.10 Change in Ownership. If any Change in Ownership shall occur.

9. LENDER'S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall automatically become immediately due and payable without any action by Lender);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Lender reasonably considers advisable;

(d) Make such payments and do such acts as Lender considers necessary or reasonable to protect its Lien in the Collateral. Borrower and each Guarantor agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Borrower and each Guarantor authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien which in Lender's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's or Guarantor's owned or leased premises, Borrower and each Guarantor (as applicable) each hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, and (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's and any Subsidiary's labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender's exercise of its rights under this Section 9.1, Borrower's and any Subsidiary's rights under all licenses and all franchise agreements shall inure to Lender's benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's and/or Guarantor's premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Lender sells any of the Collateral upon credit, Borrower and/or Guarantor will be credited only with payments actually made by the purchaser, received by Lender, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower or Guarantor shall be credited with the proceeds of the sale;

(h) Lender may credit bid and purchase at any public sale;

(i) Seek the appointment of a receiver, trustee, liquidator or conservator of the Collateral and/or have a receiver, trustee, liquidator or conservator appointed, in each case, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; provided that, to the extent permitted by applicable law, Borrower hereby irrevocably consents to and knowingly and voluntarily waives any right to object to or otherwise contest such appointment;

(j) Deliver a notice of control or exclusive control to the applicable depository bank pursuant to each Control Agreement; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Pre-Packaged Plan. Notwithstanding any other provisions of this Agreement, upon the occurrence and during the continuance of any Event of Default, the parties hereto agree that prior to Lender exercising any rights or remedies on account of or relating to such Event of Default, the following provisions shall govern and apply:

(a) Lender will provide a written notice to Borrower and Parent Guarantor of such Event of Default (a "***Notice of Default***");

(b) (i) so long as there is no Event of Default under Section 8.9 (which Borrower shall certify in writing to Lender), Borrower and Parent Guarantor shall have a period of five (5) Business Days after receipt of any such Notice of Default in which Borrower and Parent Guarantor may elect to restructure the Borrower and its Subsidiaries by means of a pre-packaged bankruptcy filing and a plan of reorganization (the "***Reorganization Plan***") pursuant to a case filed under Chapter 11 of the United States Bankruptcy Code (the "***Case***"), all subject to and as provided in the term sheet set forth in Exhibit E (such terms, the "***Reorganization Terms***"); and (ii) if Borrower and Parent Guarantor so elect (by sending written notice of such election to Lender within the 5 Business Day period, the "***Notice of Election***"), then Borrower, Parent Guarantor and Lender shall work diligently together and cooperate in good faith, on an expeditious basis, (x) to prepare and file the Case, including the Reorganization Plan reflecting and embodying the Reorganization Terms, within thirty (30) days after such election is made (provided that so long as Borrower and Parent Guarantor are working diligently and in good faith to proceed with the Reorganization Plan, Lender will, in its commercially reasonable discretion, consider extending such deadline to the extent necessary), and (y) thereafter to proceed in good faith seek confirmation of the Reorganization Plan;

(c) If at any time Lender determines that (x) there is an Event of Default under Section 8.9, notwithstanding the condition and certification required under preceding paragraph (b), or (y) Borrower and Parent Guarantor are not cooperating with Lender and/or not working diligently and in good faith as required under preceding paragraph (b), then Lender may in any such event deliver written notice of that fact to Borrower and Parent Guarantor, and immediately after delivering such notice, (i) Lender may commence to exercise any or all of its rights and remedies under this Agreement, the other Loan Documents and/or applicable law and (ii) Lender's offer to proceed with the Reorganization Plan an Reorganization Terms will be no longer be applicable or in effect.

9.3 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower and each Subsidiary Guarantor hereby irrevocably appoints Lender (and any of Lender's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Lender's security interest in the Accounts; (b) endorse Borrower's or Subsidiary Guarantor's name on any checks or other forms of payment or security that may come into Lender's possession; (c) sign Borrower's or Subsidiary Guarantor's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower or Subsidiary Guarantor where permitted by law; provided that Lender may exercise such power of attorney to sign the name of Borrower or Subsidiary Guarantor on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Lender as Borrower's and/or Subsidiary Guarantor's attorney in fact, and each and every one of Lender's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender's obligation (if any) to provide any Advances hereunder is terminated.

9.4 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Lender may notify any Person owing funds to Borrower or each Subsidiary Guarantor of Lender's security interest in such funds and verify the amount of such Account. Borrower or each Subsidiary Guarantor, respectively, shall collect all amounts owing to Borrower or Subsidiary Guarantor for Lender, receive in trust all payments as Lender's trustee, and immediately deliver such payments to Lender in their original form as received from the account debtor, with proper endorsements for deposit.

9.5 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third Persons, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Line as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5, and take any action with respect to such policies as Lender deems prudent. Any amounts so paid or deposited by Lender shall constitute Lender Expenses and part of the Obligations hereunder, shall be immediately due and payable, and shall bear interest at the Default Interest Rate, and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

9.6 Protective Advances. Lender may from time to time make such disbursements and advances ("***Protective Advances***") which Lender, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Borrower and/or each Guarantor of the Advances, Lender Expenses and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement. The Protective Advances shall be due and payable on demand and be secured by the Collateral. The Protective Advances shall constitute Obligations hereunder which may be charged to the Line.

9.7 Lender's Liability for Collateral. Lender has no obligation to clean up or otherwise assemble or prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.8 No Obligation to Pursue Others. Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender's rights against Borrower. Borrower waives any right it may have to require Lender to pursue any other Person for any of the Obligations.

9.9 Remedies Cumulative. Lender's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.9 may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.

9.10 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by email if the sender receives an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment) or fax transmission if the sender receives electronic confirmation of receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, subject to the sender's receipt of the foregoing email acknowledgment or fax transmission confirmation described herein); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below:

If to Borrower or any Guarantor:	Adara Enterprises Corp. 411 East 57th Street, Suite 1-A New York, NY 10022 Email: dstrauss@glassbridge.com
with a copy (which is not required to constitute notice hereunder) to:	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: Lloyd Rothenberg, Esq. Email: lrothenberg@loeb.com
If to Lender:	ESW Holdings, Inc. 401 Congress Ave. Suite 2650 Austin, TX 78701 Attn: Neeraj Gupta, Corporate Development Fax No. 512-874-3300 Email: neeraj@eswcapital.com
with a copy to:	Goulston & Storrs PC 885 Third Ave., 18th Floor New York, NY 10022 Attn: David R. Wiles and Trevor Hoffmann Fax No. 212-878-6911 Email: dwiles@goulstonstorrs.com thoffmann@goulstonstorrs.com

The parties hereto may change the address, facsimile number or email address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. Each of Borrower and Lender hereby submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender's prior written consent, which consent may be granted or withheld in Lender's sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender's obligations, rights and benefits hereunder.

12.2 Indemnification.

(a) In addition to Borrower's other Obligations under this Agreement, Borrower agrees to defend, protect, indemnify and hold harmless Lender and its Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "***Indemnitees***") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) Lender's furnishing of funds to Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any Advance or Borrower's use of the proceeds thereof, (iii) Lender's relying on any instructions of Borrower or the handling of the Collateral of Borrower or any Guarantor as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing and including any claim, litigation, investigation or proceeding relating to any Software Materials and/or the Lender's access to or use of the Software Materials, in each case whether or not any Indemnitee is a party thereto (collectively, the "***Indemnified Matters***"); provided, however, that Borrower shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.2 are chargeable against the Line. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.2 may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No party hereto shall assert, and each party hereto hereby waives, any claim based on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

The indemnities and waivers set forth in this Section 12.2 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

12.3 Exculpatory Provisions.

(a) Lender shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Lender shall not (i) be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; or (ii) have any duty to take any discretionary action or exercise any discretionary powers.

(b) Lender shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

(c) Lender shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder

or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Lender.

12.4 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.6 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make any Advance to Borrower. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

12.9 Confidentiality. In handling any confidential information of Borrower, Lender and all employees and agents of Lender shall exercise the same degree of care that Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the parent, subsidiaries, or Affiliates and service providers of Lender, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender, (v) to Lender's accountants, auditors and regulators, and (vi) as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

12.10 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, Lender will never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lender ever receives, collects or applies as interest any such excess, the amount which would be excessive interest is hereby deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess will forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Lender will, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; *provided* that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lender will refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lender will not be subject to any penalties

provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term "*applicable law*" means the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents will be governed by such new law as of its effective date.

12.11 Software Code Information Access.

(a) Access to Information. Borrower acknowledges that Lender, in connection with the enforcement of any remedies under the Loan Documents, must be ensured access to the Software (including all enhancements, modifications and upgrades to the Software provided to Borrower's customers from time to time) source code, including all relevant commentary, explanations and other documentation, as well as instructions to compile such source code (collectively, "***Software Materials***"), to assist the Lender in its exercise or enforcement of its remedies upon the occurrence of any Event of Default. Accordingly, Borrower hereby agrees to provide Lender with complete and accurate copies of all Software Materials, commencing within five Business Days of the Closing Date and, thereafter, not less than once every 90 days after the Closing Date, and at any other time as requested by Lender within five Business Days after any such request is made by Lender (such request to be limited to not more than twice per every 90-day period, unless an Event of Default has occurred and is continuing in which case no such limit applies). Such copies of Software Materials may be made available to Lender through a secure website or similar service that is reasonably acceptable to Lender. Borrower shall bear the costs of preparing and making available to Lender all of the Software Materials.

(b) Confidential Treatment. Lender agrees to maintain the confidentiality of any and all Software Materials provided to it as required by provisions of Section 12.9, and not to use any of the Software Materials for any purposes of Lender or its Affiliates, including in connection with any exercise of rights or remedies by Lender, unless an Event of Default has occurred and is continuing.

(c) Waiver and Release of Claims and Liabilities. In consideration of Lender's entering into this Agreement and providing each Advance, and for other good and valuable consideration, Borrower, for itself, its directors, shareholders, successors and assigns (the "***Borrower Parties***"), hereby irrevocably (i) waives, releases and discharges Lender, together with its participants, successors and assign, and its agents, attorneys, representatives, affiliates, officers and directors (collectively, the "***Lender Parties***"), from any and all claims, suits, actions, causes of action, contracts, controversies, costs, fees, expenses, judgments, damages, equitable, legal and administrative relief, interests, demands and rights of any kind or nature whatsoever, known or unknown, previously or now existing, arising out of, in connection with, as a result of, or in any way related to the Software Materials and Lender's access to the Software Materials under this Agreement (collectively, a "***Claim***"), other than a Claim for actual damages only (but not for any special, punitive or consequential damages in any respect) resulting directly from a material breach or violation by Lender of its obligations under Section 12.11(b); and (ii) agrees that it and the Borrower Parties shall forever refrain and forbear from commencing, instituting, or prosecuting any lawsuit, action, or other proceeding, whether judicial, administrative, or otherwise, or otherwise attempting to collect or enforce, any such released Claim and agrees to indemnify, defend (jointly and severally and with counsel reasonably satisfactory to Lender), and hold harmless each of the Lender Parties against any and all loss, liability, claim, or expense, including attorneys' fees and expenses, that any of the Lender Parties may incur or has incurred as a result of any breach of this provision by Borrower or any Borrower Party; provided, however, that Borrower and Borrower Parties will have no obligation to indemnify, defend or hold harmless the Lender Parties for any Claim resulting directly from any material breach by Lender of its obligations under Section 12.11(b) or for any Claim resulting or arising directly from or out of Lender's gross negligence or willful misconduct.

12.12 Interpretation.

In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term "including" is not limiting and means "including but not limited to"; (d) in the computation of periods of time from a

specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including"; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender, Borrower and any Guarantor, and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Agent or Lenders merely because of Agent's or Lenders' involvement in their preparation.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ADARA ENTERPRISES CORP.

By: ____________________

Name: Daniel Strauss

Title: President

GLASSBRIDGE ENTERPRISES, INC.

By: ____________________

Name: Francis Ruchalski

Title: Chief Financial Officer

ESW HOLDINGS, INC.

By: ____________________

Name: Andrew S. Price

Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ADARA ENTERPRISES CORP.

By:____

Name:______________________________________

Title:_______________________________________

GLASSBRIDGE ENTERPRISES, INC.

By:____

Name:______________________________________

Title:_______________________________________

ESW HOLDINGS, INC.

By: Andrew S Price

Name: Andrew S. Price

Title: Chief Financial Officer

EXHIBIT A

DEFINITIONS

"*Accounts*" means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower or a Guarantor (if applicable) arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower or Guarantor and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower or Guarantor and Borrower's and/or Guarantor's Books relating to any of the foregoing.

"*Accession Agreement*" means an Accession Agreement substantially in the form of Annex I to the Guaranty.

"*Advance*" means a cash advance or cash advances under the Line, and "Advances" shall mean any two more such cash advances, if more than one cash advance is made under the Line.

"*Affiliate*" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

"*Agreed Interest Amount*" means an amount equal to $1,100,000, reflecting the agreed amount of interest due and payable with respect to the Advances through and including the Maturity Date (other than and excluding interest calculated at the Default Interest Rate, if any).

"*Anti-Corruption Laws*" means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

"*Board of Directors*" means the Board of Directors of Borrower.

"*Borrower*" has the meaning provided in the introductory paragraph of this Agreement

"*Borrower State*" means Delaware, the state under whose laws Borrower is organized.

"*Borrower's Books*" means all of Borrower's books and records including: ledgers; records concerning Borrower's and any Subsidiary Guarantor's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

"*Business Day*" means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

"*Change in Ownership*" shall mean (a) at any time, the Borrower undergoes or shall undergo any "ownership change" within the meaning of IRC Section 382 and any regulations of the U.S. Department of the Treasury; or (b) the Parent Guarantor shall, at any time, cease to own 100% of all issued and outstanding stock or other Equity Interests of the Borrower.

"*Change in Law*" means (a) the adoption or taking of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule, regulation, treaty or in the interpretation or application thereof by any governmental authority after the date of this Agreement or (c) compliance by Lender (or by any investing office of Lender or its holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a "Change in Law" regardless of the date enacted, adopted or issued.

"*Closing Date*" means the date of this Agreement.

"*Code*" means the New York Uniform Commercial Code as amended or supplemented from time to time.

"*Collateral*" means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

"*Contingent Obligation*" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Lender in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

"*Control Agreement*" means a deposit account control agreement among Borrower, Lender and the applicable depository bank, in form and substance reasonably acceptable to Lender, as the same may be amended, supplemented or modified from time to time.

"*Controlled Group Member(s)*" means Parent Guarantor and any other members of Parent Guarantor's controlled group (within the meaning of 29 U.S.C. §1301(a)(14)), which includes the Borrower.

"*Copyrights*" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

"*Credit Extension*" means each Advance or any other extension of credit by Lender to or for the benefit of Borrower hereunder.

"*Default*" means event, or failure to perform or comply with any provision of any Loan Document, which, if it continues uncured, will with the passage of time or giving of notice, or both, constitute an Event of Default.

"*Default Interest Rate*" means

(i) at any time prior to the Maturity Date and prior to any acceleration of the Obligations, the lowest of (a) a rate per annum equal to 5.0% and (b) the Maximum Rate, and

(ii) at any time on or after the Maturity Date and/or after any acceleration of the Obligations, the lowest of:

(a) a rate per annum equal to (x) quotient of (A) the Agreed Interest Amount divided by the total Advances made under the Line and (B) the Term of the Loan, plus (y) 5.0%; and

(b) the Maximum Rate. For the purposes of this definition, "*Term of the Loan*" means the quotient of (i) the number of days from the Effective Date to the initial Stated Maturity Date, without any extensions, and (ii) three hundred and sixty (360).

"*Dollars*" means lawful money of the United States.

"*Environmental Laws*" means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

"*Equipment*" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

"*Equity Interests*" means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

"*ERISA*" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"*Event of Default*" has the meaning assigned in Article 8.

"*Existing Credit Facility*" means all loans, extensions of credit, lines of credit and all obligations pursuant to or evidenced by two Promissory Notes dated as of September 30, 2019 (as amended, modified or supplemented from time to time, the "*Orix Notes*"), in the original loan amounts of $4,000,000 and $9,000,000 respectively, made by Imation Enterprises Corp., a Delaware corporation as the Borrower (now known as Adara Enterprises Corp.), to GlassBridge Enterprises, Inc., a Delaware corporation as the Note Holder, which notes have been assigned and transferred to Orix PTP Holdings, LLC, a Delaware limited liability company ("*Orix*"), and all other loan documents executed in connection with or pursuant to the Orix Notes.

"*Existing Lender*" means Orix.

"*Exit Fee*" means, as of any date, an amount equal to (a) the Agreed Interest Amount, *minus* (b) all accrued interest paid-in-cash under this Agreement as of such date, if any (*provided*, *however*, that no interest that has accrued or been paid at the Default Interest Rate shall be included in any amounts subtracted pursuant to this clause (b)). In the event of any prepayment or repayment in full of the Advances prior to the Maturity Date, or in the event that any Advance becomes due and payable in full prior to the Maturity Date, for any other reason, including (i) any acceleration of the Obligations as a result of the occurrence of an Event of Default or (ii) foreclosure and sale of, or other collection of, the Collateral pursuant to the terms of this Agreement and the other Loan Documents, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Lender or profits lost by Lender as a result of such event, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Lender, Borrower agrees to and will pay to Lender, in cash, as liquidated damages, the Exit Fee in addition to all other amounts due and payable under this Agreement.

"*Federal Net Operating Loss (or Losses)*" shall mean net operating loss carryover, plus the net operating loss carryback, as described in IRC Section 172, that are not subject to limitation under IRC Section 382.

"*GAAP*" means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

"*Governing Documents*" means, with respect to any Person, the certificate or articles of incorporation, by-laws, operating agreements or other organizational documents of such Person.

"***Guarantor***" means (i) the Parent Guarantor, (ii) each Subsidiary Guarantor and (iii) each other Person that becomes a guarantor after the Closing Date or otherwise shall be required to execute and deliver an Accession Agreement, a guaranty, a joinder agreement or become a party to this Agreement pursuant to Sections 6.10 and 6.11.

"***Guaranty***" means each Guaranty, duly executed and delivered by each Guarantor in favor of the Lender, in form and substance satisfactory to Lender.

"***Imation Plan***" has the meaning provided in the definition of PBGC Claims.

"***Indebtedness***" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

"***Indemnified Matters***" has the meaning assigned in Section 12.2(a).

"***Indemnitees***" has the meaning assigned in Section 12.2(a).

"***Insolvency Proceeding***" means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law (including any such law of the United States, any state or territory thereof, and/or any jurisdiction outside of the United States), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"***Intellectual Property***" means all of Borrower's, and if applicable, each applicable Subsidiary Guarantor's, right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all Software, any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

"***Inventory***" means all present and future inventory in which Borrower has any interest.

"***Investment***" means any beneficial ownership (including Equity Interests) of any Person, or any loan, advance or capital contribution to any Person.

"***IRC***" means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"***Lender Expenses***" means all costs or expenses of Lender, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys' fees and expenses of outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance (including in connection with any workout or restructuring) of the Loan Documents or Obligations, or incurred in collecting attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees.

"***Lien***" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

"***Line***" means a line of credit hereunder for making of Advances in an amount not to exceed $11,000,000.

"***Liquidity***" means an aggregate amount of cash and cash equivalents (excluding retirement accounts and personal and corporate lines of credit), each as reasonably determined by Lender, held in one or more deposit accounts or securities accounts subject to a Control Agreement and a first-priority perfected Lien in favor of Lender.

"***LLC***" or "***LLC's***" means a limited liability company or limited liability companies.

"***Loan Documents***" means, collectively, this Agreement, each Guaranty, each Pledge Agreement, each Control Agreement, any intellectual property security agreement, any note or notes executed by Borrower, any security agreement, and any other document, instrument or agreement entered into in connection with this Agreement or the Obligations, all as amended or extended from time to time.

"***Material Adverse Effect***" means (i) a material adverse change in Borrower's business, properties, assets or financial condition, (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing Borrower's and any Guarantor's obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Lender's security interests in the Collateral.

"***Material IP Subsidiary***" means any Subsidiary of Borrower that owns any Software or Intellectual Property that is material to the business of such Subsidiary, as determined by the Lender in its reasonable discretion. On and as of the Closing Date, there is no Material IP Subsidiary.

"***Maturity Date***" means the earlier of (a) the Stated Maturity Date and (b) the date that is 45 days prior to the earliest day on which any Subordinated Debt matures.

"***Negotiable Collateral***" means all of Borrower's or any Subsidiary Guarantor's present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

"***Obligations***" means all debt, principal, interest, Lender Expenses, Protective Advances, fees, including without limitation the Exit Fee, and other amounts owed to Lender by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise.

"***Parent Guarantor***" has the meaning provided in the introductory paragraph of this Agreement.

"***Patents***" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

"***PBGC***" means the U.S. Pension Benefit Guaranty Corporation.

"***PBGC Claims***" means any claims, liabilities, obligations and/or other amounts due or alleged to be due, to or for the PBGC or relating to or arising out of any PBGC Lien, including but not limited to amounts for which Parent

Guarantor and/or any other Controlled Group Member may be liable to the PBGC, in connection with the GlassBridge Enterprises Cash Balance Pension Plan, and/or Imation Cash Balance Pension Plan (the "***Imation Plan***"), including but not limited to all liabilities under Title IV of ERISA in connection with the Imation Plan's termination, including unfunded benefit liabilities, due and unpaid Imation Plan contributions, premiums, and interest on each of the foregoing, as a result of which a Lien in favor of the Imation Plan, on all property of each Controlled Group Member, arose and was perfected by PBGC.

"***PBGC Lien***" means any one or more Liens in favor of the PBGC, against the Parent Guarantor, Borrower and any other Controlled Group Members, relating to and/or arising out of the Imation Plan and the PBGC Claims.

"***Perfection Certificate***" means that certain perfection certificate executed and delivered by Borrower to Lender prior to or on the date of this Agreement.

"***Permitted Indebtedness***" means:

(a) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document;

(b) Indebtedness not to exceed $75,000 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term "Permitted Liens," provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness;

(c) Any Indebtedness to the extent constituting a Permitted Investment;

(d) Accounts payable in the ordinary course of business consistent with past practices; and

(e) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that (i) the principal amount is not increased, (ii) the terms are not modified to impose more burdensome terms upon Borrower or any Subsidiary, and (iii) in connection with any extension, refinancing or renewal thereof, such Permitted Indebtedness shall not be or become secured by a Lien unless such Lien is permitted by clause (b) of this definition of Permitted Indebtedness and by clauses (c) and (d) of the definition of Permitted Liens.

"***Permitted Investment***" means:

(a) Investments existing on the Closing Date disclosed in the Schedule and which are acceptable to Lender in its sole discretion;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Rating Service or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by one or more financial institutions satisfactory to Lender in its reasonable discretion, and (iv) money market accounts and deposit accounts maintained with one or more financial institutions satisfactory to Lender in its reasonable discretion;

(c) Repurchases of Equity Interests from former employees, directors, or consultants of Borrower under the terms of applicable equity repurchase agreements (i) in an aggregate amount in cash not to exceed $100,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, directors or consultants to Borrower regardless of whether an Event of Default exists;

(d) Investments not to exceed $100,000 in cash in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of Borrower or its Subsidiaries pursuant to employee equity purchase agreements approved by Board of Directors; or

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower's business.

"***Permitted Liens***" means:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Lender's security interests;

(c) Liens securing Indebtedness not to exceed $75,000 in the aggregate (i) upon or in any Equipment (other than Equipment financed by any Advance) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.8 (judgments/settlements); and

(f) Liens in favor of other financial institutions arising in connection with Borrower's deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit accounts.

"***Permitted Transfer***" means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and consistent with past practices; provided, that the Borrower shall not Transfer ownership of any of its Intellectual Property to any Subsidiary or any other Person;

(c) Worn-out, obsolete, or surplus Equipment not financed with the proceeds of any Advance;

(d) Transfers that are explicitly permitted by Section 7; or

(e) Other assets of Borrower or its Subsidiaries that were not financed with the proceeds of any Advance, not to exceed $100,000 in fair market value of such assets in the aggregate during any fiscal year;

provided, that the foregoing shall not include or permit any conveyance, sale, lease, transfer or other disposition of any Intellectual Property or any item or part of the Collateral.

"***Person***" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

"***Pledge Agreement***" means each pledge agreement with respect to any portion of the Collateral consisting of Equity Interests, duly executed by Parent Guarantor and/or Borrower (or any other Guarantor, if applicable), on the one hand, and Lender on the other hand, and acknowledged by the issuer of such Equity Interests, in form and substance acceptable to Lender.

"***Post-Closing Schedule***" means the Post-Closing Schedule attached hereto.

"***Preferred Equity***" means that certain issuance of Series A Preferred Stock, issued by Borrower to Lender, pursuant to the Preferred Equity Documentation.

"***Preferred Equity Documentation***" means, collectively, that certain Subscription Agreement dated as of July 21, 2020, by and between the Borrower and ESW Capital, LLC, as the Investor, and the Adara Enterprises Corp. Certificate of Designation of Series A Preferred Stock, dated as of July 17, 2020.

"***Protective Advances***" has the meaning assigned in Section 9.6.

"***Responsible Officer***" means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

"***Restricted Agreement***" is any material license or other material agreement (other than over-the-counter software that is commercially available to the public and "open source" licenses) to which Borrower is a party or under which Borrower is bound (including licenses and agreements under which Borrower is the licensee): (a) that prohibits or otherwise restricts Borrower from assigning to Lender, or granting to Lender a Lien in, Borrower's interest in such license or agreement, the rights arising thereunder or any other property, or (b) for which a default under or termination of such license or contract could interfere with the Lender's right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law.

"***Sanctioned Country***" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

"***Sanctioned Person***" means, at any time, (a) any Person or governmental entity listed in any Sanctions-related list of designated Persons or governmental entities maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty's Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

"***Sanctions***" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty's Treasury of the United Kingdom or other relevant sanctions authority.

"***Schedule***" means the schedule of exceptions attached hereto and approved by Lender, if any.

"*Software*" means all software (including all software code), which is comprised of computer programs and certain related technical information and documentation, together with any updates, upgrades, error corrections, bug fixes, other modifications thereto and new versions thereof, which is proprietary to Borrower and which Borrower licenses to customers in the ordinary course of its business.

"*Software Materials*" has the meaning assigned in Section 12.11.

"*SOS Reports*" means the official reports from the Secretaries of State of each Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

"*Stated Maturity Date*" means January 20, 2021.

"*Subordinated Debt*" means any Indebtedness incurred by Borrower and approved by Lender that is (a) unsecured (unless the Lender agrees, in its sole discretion, to permit certain amounts of Subordinated Debt to be secured by certain assets), (b) subordinated in writing to the Indebtedness owing by Borrower to Lender pursuant to a written subordination agreement or other subordination terms reasonably acceptable to Lender (and identified as being such by Borrower and Lender), (c) does not and shall not require cash payments of any kind (with respect to principal, interest, expenses or otherwise) in respect of such Indebtedness, and (d) shall not mature or become due prior to the Stated Maturity Date.

"*Subsidiary*" means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the Equity Interests of which by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

"*Subsidiary Guarantor*" means each Subsidiary of Borrower that is a Guarantor on, or becomes a Guarantor after, the Closing Date, or otherwise shall be required to execute and deliver an Accession Agreement, a guaranty, a joinder agreement or become a party to this Agreement pursuant to Sections 6.10 and 6.11.

"*Taxes*" means any and all taxes, levies, imposts, duties, charges, assessments or fees of any nature, including interest, penalties and additions thereto that are imposed by any taxing authority.

"*Trademarks*" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

"*Transfer*" has the meaning assigned in Section 7.1.

"*United States*" means the United States of America.

DEBTOR(S): **Adara Enterprises Corp.**

SECURED PARTY: **ESW Holdings, Inc.**

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of each Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including patents, trademarks, copyrights, other intellectual property, customer contracts, trade secrets, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of each Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT C

FORM OF BORROWING NOTICE

ESW Holdings, Inc.
401 Congress Ave.
Suite 2650
Austin, TX 78701
Attn: Neeraj Gupta, Corporate Development
Fax No. 512-874-3300
Email: neeraj@eswcapital.com

Re: Adara Enterprises Corp. Borrowing Notice for Loan and Security Agreement

Dear Mr. Gupta:

Please refer to the Loan and Security Agreement dated as of July 21, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") among **Adara Enterprises Corp**. ("Borrower"), **GlassBridge Enterprises, Inc**. ("Parent Guarantor"), and **ESW Holdings, Inc**., as Lender (the "Lender"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement. This notice is given pursuant to Section 2.1(b) of the Loan Agreement and constitutes a representation by Borrower that the conditions specified in Sections 3.1 and 3.2 of the Loan Agreement have been satisfied. Borrower hereby requests a borrowing under the Loan Agreement as follows:

The aggregate amount of the proposed Advance to be borrowed is $[__________]. The requested borrowing date for the proposed Advance (which is a Business Day) is [__________], 2020. Please refer to the attached Schedule A listing the wiring information for transmittal of the funds.

Borrower has caused this Notice to be executed and delivered by its Responsible Officer thereunto duly authorized on __________, 2020.

Adara Enterprises Corp.,
as Borrower

By: ____________________________________
Name:
Title:

Schedule A

Advance Amount:

Amount	**Wire Instructions**
$__________________________	**ESW Facility Fee: No Wire Required**
$__________________________	**Borrower: Adara Enterprises Corp.** Bank: Bank Address: ABA#: A/C Name: A/C#:
$__________________________	**Existing Lender:** Bank: Bank Address: ABA#: A/C Name: A/C#:
$__________________________	**Lender's Counsel (for any additional fees or expenses):** Bank: Bank of America Bank Address: 100 Federal Street, Boston, MA 02110 ABA#: 026009593 A/C Name: Goulston & Storrs Operating Account A/C#: 004634430990

EXHIBIT D

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:

ESW Holdings, Inc.
401 Congress Ave.
Suite 2650
Austin, TX 78701
Attn: Neeraj Gupta, Corporate Development
Fax No. 512-874-3300
Email: neeraj@eswcapital.com

FROM: Adara Enterprises Corp.

The undersigned authorized Officer of **Adara Enterprises Corp**. ("***Borrower***"), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower, the Parent Guarantor, and Lender (the "***Agreement***"; each capitalized term that is used but not otherwise defined herein shall have the meaning ascribed to such term in the Agreement), (i) Borrower is in complete compliance for the period ending ___________ _______, 20___ with all required covenants, including without limitation the ongoing registration of Intellectual Property in accordance with Section 6.6, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. Attached herewith are the required documents supporting the above certification ("***Supporting Documents***"). The Officer further certifies the Supporting Documents are prepared in accordance with GAAP and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under "Complies" or "Applicable" column,

REPORTING COVENANTS	**REQUIRED**	**COMPLIES**	
Company Prepared Quarterly F/S	Quarterly, within 30 days	YES	NO
Compliance Certificate	Quarterly, within 30 days	YES	NO
Audited, Unqualified F/S	Annually, within 120 days of FYE	YES	NO
Annual Business Plan (if prepared)	Annually, as soon as available	YES	NO
If Public:			
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO

	DESCRIPTION	**APPLICABLE**	
Legal Action > $100,000 (Sect. 6.2(a)(iv))	Notify promptly upon notice	YES	NO
Inventory Disputes > $100,000 (Sect. 6.3)	Notify promptly upon notice	YES	NO
Cross default with other agreements >$100,000 (Sect. 8.6)	Notify promptly upon notice	YES	NO

Judgments/Settlements > $100,000 (Sect. 8.8)	Notify promptly upon notice	YES	NO

FINANCIAL COVENANTS	**REQUIRED**	**ACTUAL**	**COMPLIES**	
Liquidity Forecast (Sect. 7.13(a)(i))	>$500,000	$____________	YES	NO
Liquidity (Sect. 7.13(a)(ii))	>$500,000	$____________	YES	NO
Permitted Indebtedness for equipment leases/financing	<$75,000	$____________	YES	NO
Permitted Investments for stock repurchases	<$100,000	$____________	YES	NO
Permitted Investments for employee loans	<$100,000	$____________	YES	NO
Permitted Liens for equipment leases/financing	<$75,000	$____________	YES	NO
Permitted Transfers of other assets not financed with Advances	<$100,000	$____________	YES	NO

Please Enter Below (or on a separate page) Comments Regarding Violations:

The undersigned further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no Advances will be made.

Very truly yours,

____

Authorized Signer

____

Name

____

Title

EXHIBIT E

Term Sheet for Pre-Packaged Bankruptcy Filing and Plan (the "*Reorganization Terms*")

This term sheet is attached to and made a part of that certain Loan and Security Agreement dated as of July 21, 2020 (the "***Loan Agreement***"), by and among ESW Holdings, Inc. ("***Lender***"), Adara Enterprises Corp. (f/k/a Imation Enterprises Corp.), a Delaware corporation ("***Borrower***"),and GlassBridge Enterprises, Inc., a Delaware corporation ("***Parent Guarantor***"). The terms and conditions set forth in this Term Sheet are collectively referred to in the Loan Agreement and herein as the "***Reorganization Terms***," and set forth the terms and conditions pursuant to which Lender would proceed with the transaction described below (the "***Proposed Transaction***") with Borrower and its subsidiaries. Defined terms used but not defined herein shall have the meanings given them in the Loan Agreement.

1. **Proposed Transaction**.

   a. Lender anticipates acquiring (i) 100% of outstanding equity interests in reorganized Borrower (i.e., as Borrower will be reorganized pursuant to the Reorganization Plan), free and clear of any options, liens, claims, encumbrances, liabilities and other interests, (ii) all "Accounts" or accounts receivable of Borrower, and (iii) all software and intellectual property assets of each Material IP Subsidiary, if any, and any related assets, in exchange for all outstanding Obligations, whether under the Loan Agreement and/or relating to any DIP Loan, all to be effectuated by way of a pre-packaged or pre-negotiated bankruptcy filing under Chapter 11 of the United States Bankruptcy Code (the "***Case***"). Parent Guarantor may acquire or be granted certain assets and rights, as set forth in Paragraph 2.b. below.

2. **Acquisition Consideration**.

   a. Lender will pay a purchase price of $8,500,000 (the "***Purchase Price***") as the total cash consideration to effectuate the Proposed Transaction, which amount includes any DIP Loan (as defined below) that may be required during the Case to fund ordinary course working capital needs and chapter 11 administrative expenses through the effective date of the Reorganization Plan. The portion of the Purchase Price that is not extended as a DIP Loan, or prefunded under Section 2.e. below, will be paid in full upon the effective date and consummation of the Proposed Transaction (the "***Closing***"). The Purchase Price shall be funded to the estate, and distributed in accordance with applicable law, the bankruptcy priority scheme, and the Reorganization Plan. Cure costs for assumed executory contracts, if any, will be paid for from the Purchase Price.

   b. Lender does not intend to acquire, and instead, as additional consideration, the Parent Guarantor will receive as a distribution under the Reorganization Plan, subject to payment of all allowed claims and senior interests under the Reorganization Plan (as contemplated in Paragraph 2.a. above), (i) all assets of the Borrower not acquired by the Lender, including all equity in Borrower's Subsidiaries, and any cash on the Borrower's balance sheet remaining at Closing after giving effect to distributions to any creditors other than Lender in accordance with the priorities of the Bankruptcy Code, (ii) a one-time current copy of any software code acquired by the Lender, (iii) a fully paid-up perpetual license (including the right to create derivative works) to utilize intellectual property and software acquired by the Lender, provided that such license shall be solely for use within the sports industry.

   c. Lender will provide up to $[________] of the Purchase Price in the form of post-petition debtor in possession financing (the "***DIP Loan***") for Borrower, to be available as follows:

i. Up to $[________] of the DIP Loan will be available to Borrower upon approval by the Bankruptcy Court, subject to an approved budget.

ii. Upon the Closing, (i) Borrower may draw the remaining amounts under the DIP Loan and (ii) Lender will waive repayment of the DIP Loan.

iii. The DIP Loan will not be subject to any additional fees, and any rate of interest on the DIP Loan will not exceed the rate of interest provided in the Loan Agreement.

iv. If, for any reason, the Reorganization Plan is not confirmed by the Bankruptcy Court or the Case is otherwise terminated, the DIP Loan will be due and payable in full within one Business Day thereafter, and must be repaid in cash by the Borrower.

d. The Proposed Transaction is not subject to any financing contingency.

e. Borrower will pay all of Lender's expenses (including its legal fees and expenses) incurred in connection with the Proposed Transaction, which shall be added to and treated as part of the Obligations under the Loan Agreement and treated in accordance with clause (iii) of Section 1.a. of these Reorganization Terms. Borrower will pay its own fees, expenses and administrative costs incurred during the Proposed Transaction; provided that, in accordance the budget approved by the Bankruptcy Court, Borrower may use proceeds of the DIP Loan to cover or reimburse its fees, expenses and administrative costs incurred during the Proposed Transaction.

3. **Due Diligence**. The Closing and payment of the Purchase Price are subject to further customary and confirmatory due diligence, which shall be completed prior to Borrower's filing of the Case.

   a. Borrower will allow Lender further access to its books, records, products, systems, customers and management.

   b. In an effort to make Lender's diligence process as transparent and seamless as possible for Borrower, Lender will provide Borrower with overview documentation detailing Lender's acquisition process and a full diligence request list (the "***Diligence Request List***").

   c. Prior to filing the Case, Borrower will be required to furnish a bring-down updated opinion letter (in form and substance similar to the opinion letter delivered in accordance with Section 3.1 of the Loan Agreement and, in any event, satisfactory to Lender in its sole discretion) from a qualified accounting firm, attesting to the most recent date on which a Section 382 change of ownership more-likely-than-not occurred (the "***Opinion Letter***").

4. **Definitive Agreement**. Lender will prepare an initial draft of the Reorganization Plan, Restructuring Support Agreement, DIP Loan documents and confirmation order (collectively, the "***Definitive Agreement***"), which will include customary provisions for an acquisition transaction of this nature.

   a. As the Definitive Agreement will provide for Lender to acquire the equity of the reorganized company without successor liability, and free and clear of all liens, claims, encumbrances and other interests, Lender does not expect to require Borrower or its equity holders to provide post-closing indemnities.

b. Lender will not acquire any employee obligations, executory contracts, or any other corporate obligations or liabilities other than those that Lender explicitly assumes and are scheduled in the Definitive Agreement.

c. Subject to diligence, Lender may offer to retain certain employees of Borrower under post-Closing transition services consulting agreements having mutually agreeable terms.

6. **[reserved]**.

7. **Restructuring Support Agreement**. Subject to the delivery of the opinion letter provided in Section 3.c. of these Reorganization Terms, if Borrower delivers the Notice of Election pursuant to Section 9.2 of the Loan Agreement and agrees to file a Reorganization Plan substantially similar to the terms set forth herein, Lender agrees to enter into a Restructuring Support Agreement with Borrower binding Lender to the terms substantially similar to those set forth in these Reorganization Terms.

8. **Timetable**. Lender expects that (i) filing of the Case will occur within 30 days of the Notice of Election made by Borrower and Parent Guarantor pursuant to Section 9.2 of the Loan Agreement; and (ii) the Closing can occur within 45-60 days after the Petition Date.

9. **Exclusivity**. From and after date on which Borrower and Parent Guarantor deliver the Notice of Election under Section 9.2 of the Loan Agreement, until and through the time that the Reorganization Plan is confirmed by the Bankruptcy Court or the Case is otherwise dismissed or closed by the Bankruptcy Court (the *"**Exclusive Period**"*), Borrower will not, and will cause its representatives not to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss or consider any proposal or agreement with, other parties concerning the acquisition of all or any portion of Borrower's stock or assets (except sales or licenses in the ordinary course), whether by merger, purchase, consolidation, license or otherwise, or any debt or equity financing (an *"**Alternative Proposal**"*); provided, however, that this exclusivity requirement shall not prohibit or prevent Borrower from complying with its fiduciary obligations under applicable law.

   a. Borrower will notify Lender within 24 hours if Borrower receives any Alternative Proposal and, if made in writing, furnish a copy thereof.

   b. Provided that Lender and Borrower remain engaged in a good faith effort to complete the Definitive Agreement, the Exclusive Period shall automatically extend by 5-day periods, unless terminated by either Borrower or Lender.

10. **Governing Law**. These Reorganization Terms and the Definitive Agreement shall be governed by and construed under the laws of the State of Delaware, without reference to conflict of laws principles.

11. **General**. Although it is the parties' understanding that the parties intend to negotiate in good faith, these Reorganization Terms are merely a summary of proposed material terms and do not constitute a binding obligation on any of the parties, except for the provisions of Sections 2.d, 7, 8, 9, and 10 of these Reorganization Terms.

These Reorganization Terms remain subject to further discussions between Lender, Borrower and Parent Guarantor to address the terms of any agreement that Lender and Borrower may ultimately reach.

SCHEDULE OF EXCEPTIONS

TO LOAN AND SECURITY AGREEMENT

Permitted Indebtedness (Exhibit A)

None.

Permitted Investments (Exhibit A)

None.

Permitted Liens (Exhibit A)

None.

Collateral (Section 5.3)

None.

Intellectual Property (Section 5.4)

None.

Prior Names (Section 5.5)

None.

Inventory or Equipment Locations (Section 5.5)

None.

Litigation (Section 5.6)

None.

Compliance with Laws and Regulations; Taxes (Section 5.9)

Parent Guarantor and PBGC entered into an agreement on May 13, 2019 to terminate the Imation Cash Balance Pension Plan (the "***Imation Plan***") based on PBGC's finding that (i) the Plan did not meet the minimum funding standard required under Section 412 of the Internal Revenue Code of 1986, as amended; (ii) the Plan would be unable to pay benefits when due and (iii) the Plan should be terminated in order to protect the interests of the Plan participants. Parent Guarantor and any other Controlled Group Members are jointly and severally liable to the PBGC for all liabilities under Title IV of ERISA in connection with the Plan's termination, including unfunded benefit liabilities, due and unpaid Plan contributions, premiums, and interest on each of the foregoing, as a result of which a Lien in favor of the Plan, on all property of each Controlled Group Member, arose and was perfected by PBGC. The Parent Guarantor has entered into a settlement agreement with the PBGC, dated as of October 1, 2019, which provides that PBGC is obligated to release such Lien promptly after the 95th day after a cash settlement payment is made, provided that no bankruptcy petition is filed by the Seller during such 95 day period. The necessary cash settlement payment was made and paid in full by the Parent Guarantor on October 3, 2019, and as a result the PBGC Lien has been fully settled and paid in full, and there are no remaining amounts or liabilities outstanding, owing or due under or with respect to the PBGC Claims or the PBGC's Lien. The PBGC's Lien was released on January 24, 2020.

Restricted Agreements (Section 5.12)

None.

POST-CLOSING SCHEDULE

TO LOAN AND SECURITY AGREEMENT

The Borrower agrees to and will complete, or cause to be completed, all of the following actions, including executed and delivery of any documents, as applicable, not later than the dates specified following the Closing Date:

1. Not later than 15 days after the Closing Date (as such date may be extended in Lender's sole discretion), delivery of insurance policy endorsements required in accordance with Section 6.5; and

2. Not later than 5 days after the Closing Date (as such date may be extended in Lender's sole discretion), delivery of the new original stock certificates representing all of the common stock or other Equity Interests in the Borrower, and the applicable 30% of all issued and outstanding stock or other Equity Interests in Sport-BLX, Inc., in each case accompanied by undated stock powers executed in blank.